99.1 Media Contact: Ameresco: Leila Dillon, 508-661-2264, news@ameresco.com Investor Relations Contact: Eric Prouty, AdvisIRy Partners, 212.750.5800, eric.prouty@advisiry.com Lynn Morgen, AdvisIRy Partners, 212.750.5800, lynn.morgen@advisiry.com Ameresco Upsizes and Extends Corporate Senior Credit Facility The Company adds international banking partners to aid in continued European expansion. FRAMINGHAM, MA – January, 28, 2025 – Ameresco, Inc., (NYSE: AMRC), a leading cleantech integrator specializing in energy efficiency and renewable energy, today announced the successful refinancing and expansion of its term loan and revolving credit facility. The Company entered into a sixth amended and restated senior secured credit agreement with a syndicate of lenders, including Bank of America, N.A., Keybank National Association, Cooperative Rabobank U.A., New York Branch, Webster Bank, N.A. and HSBC Bank USA, N.A. The new credit agreement replaces and extends Ameresco's existing credit agreement and provides up to $50M in additional liquidity through an expanded revolver and term loan. The refinanced facilities include a $225 million revolving credit facility and a $100 million term loan, both maturing on December 28, 2028. Overall, the refinanced credit facilities offer increased financial flexibility for Ameresco at the same interest rate spreads as the prior agreement. The proceeds from the refinanced credit facilities are expected to be used for a range of general corporate purposes. These might include facilitating permitted acquisitions, refinancing existing corporate indebtedness, and addressing working capital requirements. The obligations under the new credit agreement are guaranteed by certain wholly owned domestic subsidiaries and are secured by a pledge of the Company's and subsidiary guarantors' assets. "We are pleased to have extended and increased our credit facilities, which will provide us with enhanced financial flexibility to support our growth initiatives and strategic objectives," said Mark Chiplock, Executive Vice President and CFO of Ameresco. "This refinancing underscores the confidence our lenders have in Ameresco's business model and future prospects." About Ameresco, Inc. Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading cleantech integrator and renewable energy asset developer, owner and operator. Our comprehensive portfolio includes solutions that help customers reduce costs, decarbonize to net zero, and build energy resiliency while leveraging smart, connected technologies. From implementing energy efficiency and infrastructure upgrades to developing, constructing, and operating distributed energy resources – we are a trusted sustainability partner. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, utilities, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,500 employees providing local expertise in North America and Europe. For more information, visit www.ameresco.com. ###